Exhibit 99.1

ACI Worldwide, Inc.	News Release
120 Broadway — Suite 3350
New York, NY 10271
646.348.6700
FAX 212.479.4000

Investors contact:	Media contact:
Tamar Gerber	Gretchen Lium
Vice President, Investor Relations	IR Results
646.348.6706	303.638.9185
ACI Worldwide, Inc. Reports Financial
Results for the Quarter Ended June 30, 2010
ACI Reaffirms its Annual Guidance
OPERATING HIGHLIGHTS
•	Achieved total revenue of $92.4 million of which monthly recurring revenues comprised $65.0 million, growth of $5.2 million over prior-year quarter

•	Operating Income improvement of $7.6 million led by higher recurring revenues and lower general and administrative expenses

•	Operating EBITDA improvement of 185%

•	Improved GAAP EPS compared to prior-year second quarter from ($0.10) loss to breakeven

	Quarter Ended
	June 30,	Better / (Worse)	Better / (Worse)
	2010	June 30, 2009	June 30, 2009
Revenue	$92.4	$5.3	6%
GAAP Operating Income	$4.4	7.6	235%
Operating EBITDA	$12.8	8.3	185%
(NEW YORK — July 29, 2010) — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of electronic payments software and solutions, today announced financial results for the period ended June 30, 2010. We will hold a conference call on July 29, 2010, at

8.30 a.m. EST to discuss this information. Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.
“I was very pleased with our second quarter performance. We demonstrated strong improvement in operating margins over last year and our business metrics were solidly stronger than in Q2 2009. Our monthly recurring revenue rose and we also showed real strength in both our wholesale and add-on product sales.” said Chief Executive Officer Philip Heasley.
FINANCIAL SUMMARY
Sales
Sales bookings in the quarter totaled $108.0 million which was an increase of 11%, or $10.7 million, as compared to the June 2009 quarter. The stronger quarter was driven by large wholesale deals as well as retail sales across the EMEA and Americas geographic channels. Notable changes in the mix of sales included a rise in add-on business to $68.5 million from $36.5 million in the prior-year quarter.
Revenues
Revenue was $92.4 million in the quarter ended June 30, 2010, an improvement of $5.3 million over the prior-year quarter revenue of $87.2 million. The rise in revenue over prior-year quarter reflects the $5.2 million increase in monthly recurring revenues from higher ratable monthly software license fee revenues and maintenance revenues in the EMEA and Americas geographic channels.
Backlog
As of June 30, 2010, our estimated 60-month backlog was $1.515 billion, an increase of $8 million as compared to $1.507 billion at March 31, 2010. The increase was primarily attributable to the larger number of add-on sales which have increased our backlog in this quarter. As of June 30, 2010, our 12-month backlog was $374 million, as compared to $359 million for the quarter ended March 31, 2010.

Operating Expenses
Operating expenses were $88.1 million in the June 2010 quarter compared to $90.4 million in the June 2009 quarter, an improvement of $2.3 million or 3%. Operating expense improvement was led by a $3.1 million decrease in general and administrative expenses.
Liquidity
We had $117.8 million in cash on hand at June 30, 2010. Cash on hand decreased $12.8 million as compared to the March 2010 quarter primarily as a result of $12.7 million of stock repurchases. As of June 30, 2010, we also had $75.0 million in unused borrowings under our credit facility.
Operating Free Cash Flow
Operating free cash flow (“OFCF”) for the quarter was $(0.2) million as compared to $13.6 million for the June 2009 quarter. The decrease in our operating free cash flow reflects timing of accounts receivable collections year-over-year.
Operating Income
Operating income was $4.4 million in the June 2010 quarter, an improvement of approximately $7.6 million as compared to an operating loss of $3.2 million in the June 2009 quarter.
Other Expense
Other expense for the quarter was $2.1 million, compared to other expense of $3.7 million in the June 2009 quarter. The decrease in other expense versus the prior-year quarter resulted primarily from a positive variance of $2.7 million related to foreign currency losses and a $0.3 million improvement in the fair value of the interest rate swap. Net interest expense increased $0.3 million over prior- year quarter.
Taxes
Income tax expense in the quarter was $2.4 million due to losses in tax jurisdictions for which we received no tax benefit offset by income in tax jurisdictions in which we accrued tax expense.

Furthermore, as mentioned in previous quarters, the company continues to incur a fixed amortization charge of $0.6 million per quarter related to the transfer of intellectual property outside the United States.
Net Loss and Diluted Earnings Per Share
Net loss for the quarter was $0.2 million, compared to net loss of $3.6 million during the same period last year.
Loss per share for the quarter ended June 2010 was $(0.00) per diluted share compared to $(0.10) per diluted share during the same period last year.
Weighted Average Shares Outstanding
Total weighted average shares outstanding were 33.5 million for the quarter ended June 30, 2010 as compared to 34.1 million shares outstanding for the quarter ended June 30, 2009.
Re-affirmation of Guidance
We do not presently anticipate changes to our annual guidance based upon what we are seeing in our business markets to date. Hence, guidance remains as indicated on February 25, 2010 with the calendar year guidance as follows: GAAP Revenue to achieve a range of $418-428 million, GAAP Operating Income of $48-50 million and Operating EBITDA of $83-86 million. -End-

About ACI Worldwide
ACI Worldwide is a leading provider of software and services solutions to initiate, manage, secure and operate electronic payments for financial institutions, retailers and processors around the world. ACI offers a vision for the future of an integrated solution that can meet all their payment needs — from a single service to a complete toolset. ACI products deliver payment processing, online banking, fraud prevention and detection, and back-office services, providing agility, reliability, manageability and scale to customers around the world. Visit ACI Worldwide at www.aciworldwide.com.
Non-GAAP Financial Measures —
ACI is presenting operating free cash flow, which is defined as net cash provided (used) by operating activities, less capital expenditures and plus or minus net proceeds from IBM. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided (used) by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing cash flow.

Table 1: Reconciliation of Operating Free Cash Flow

	Quarter Ended June 30,
(millions)	2010	2009

Net cash provided by operating activities	$3.5	$16.6
Less capital expenditures	(2.4)	(1.1)
Less alliance technical enablement expenditures	(1.3)	(1.9)

Operating Free Cash Flow	($0.2)	$13.6

ACI also includes backlog estimates which are all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.
Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:
•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.
Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.
Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.
ACI also includes Operating EBITDA, which is defined as operating income (loss) plus depreciation and amortization and non-cash compensation. Operating EBITDA is considered a non-GAAP financial measure as defined by SEC Regulation G. Operating EBITDA should be considered in addition to, rather than as a substitute for, operating income (loss).
Table 2: Operating EBITDA

	Quarter Ended
	June 30,	June 30,
(millions)	2010	2009

Operating income (loss)	$4.4	($3.2)
Depreciation expense	1.7	1.6
Amortization expense	4.9	4.1
Non-cash compensation expense	1.8	2.0

Operating EBIDTA	$12.8	$4.5

The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.
Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.
Forward-Looking Statements
This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) expectations and assumptions regarding our ability to continue to achieve higher recurring revenues and lower general administrative expenses, (ii) expectations and assumptions regarding our ability to continue to achieve stronger business metrics in 2010 as compared to 2009 and to maintain strength in our wholesale and add-on product sales, (iii) our 12-month and 60-month backlog estimates and assumptions, and (iv) expectations and assumptions relating to 2010 financial guidance, including GAAP revenue, GAAP operating income, operating EBITDA.
All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, risks related to the global financial crisis, restrictions and other financial covenants in our credit facility, volatility and disruption of the capital and credit markets, our restructuring efforts, the restatement of our financial statements, consolidation in the financial services industry, changes in the banking and financial services industry, the accuracy of backlog estimates, the cyclical nature of our revenue and earnings, exposure to unknown tax liabilities, volatility in our stock price, risks from operating internationally, including fluctuations in currency exchange rates, increased competition, our offshore software development activities, the performance of our strategic product, BASE24-eps, the maturity of certain products and our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, demand for our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, business interruptions or failure of our information technology and communication systems, our alliance with IBM, our outsourcing agreement with IBM, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property and technology and the risk of increasing litigation related to intellectual property rights, future acquisitions and investments and litigation. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands except per share amounts)

	June 30,	December 31,
	2010	2009

ASSETS
Current assets
Cash and cash equivalents	$117,757	$125,917
Billed receivables, net of allowances of $2,871and $2,732, respectively	76,536	98,915
Accrued receivables	8,104	9,468
Deferred income taxes, net	16,164	17,459
Recoverable income taxes	5,701	—
Prepaid expenses	12,757	12,079
Other current assets	12,028	10,224

Total current assets	249,047	274,062

Property and equipment, net	17,868	17,570
Software, net	25,099	30,037
Goodwill	199,737	204,850
Other intangible assets, net	23,123	26,906
Deferred income taxes, net	26,882	26,024
Other noncurrent assets	10,760	10,594

TOTAL ASSETS	$552,516	$590,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$11,031	$17,591
Accrued employee compensation	19,456	24,492
Deferred revenue	113,346	106,349
Income taxes payable	1,425	10,681
Alliance agreement liability	5,298	10,507
Accrued and other current liabilities	22,082	25,780

Total current liabilities	172,638	195,400

Deferred revenue	37,108	31,533
Note payable under credit facility	75,000	75,000
Alliance agreement noncurrent liability	21,824	21,980
Other noncurrent liabilities	28,679	30,067

Total liabilities	335,249	353,980

Commitments and contingencies (Note 13)

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at June 30, 2010 and December 31, 2009	—	—
Common stock, $0.005 par value; 70,000,000 shares authorized; 40,821,516 shares issued at June 30, 2010 and December 31, 2009	204	204
Common stock warrants	24,003	24,003
Treasury stock, at cost, 7,473,161 and 6,784,932 shares outstanding at June 30, 2010 and December 31, 2009, respectively	(170,624)	(158,652)
Additional paid-in capital	309,393	307,279
Retained earnings	75,855	78,094
Accumulated other comprehensive loss	(21,564)	(14,865)

Total stockholders’ equity	217,267	236,063

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$552,516	$590,043

The accompanying notes are an integral part of the condensed consolidated financial statements.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,
	2010	2009
Revenues:
Software license fees	$31,399	$26,433
Maintenance fees	34,207	31,928
Services	17,187	17,691
Sofware hosting revenue	9,630	11,118

Total revenues	92,423	87,170

Expenses:
Cost of software license fees (1)	3,107	3,833
Cost of maintenance, services and hosting fees (1)	29,303	27,955
Research and development	18,798	19,932
Selling and marketing	15,989	15,511
General and administrative	15,735	18,865
Depreciation and amortization	5,125	4,310

Total expenses	88,057	90,406

Operating income (loss)	4,366	(3,236)

Other income (expense):
Interest income	126	446
Interest expense	(541)	(526)
Other, net	(1,682)	(3,615)

Total other income (expense)	(2,097)	(3,695)

Income (loss) before income taxes	2,269	(6,931)
Income tax expense (benefit)	2,419	(3,369)

Net loss	$(150)	$(3,562)

Loss per share information
Weighted average shares outstanding
Basic	33,500	34,129
Diluted	33,500	34,129

Loss per share
Basic	$(0.00)	$(0.10)
Diluted	$(0.00)	$(0.10)

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Three Months Ended June 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(150)	$(3,561)
Adjustments to reconcile net loss to net cash flows from operating activities
Depreciation	1,713	1,579
Amortization	4,922	4,150
Tax expense of intellectual property shift	551	550
Deferred income taxes	306	(4,210)
Stock-based compensation expense	1,792	2,026
Tax benefit of stock options exercised	65	626
Other	75	(584)
Changes in operating assets and liabilities:
Billed and accrued receivables, net	(12,709)	20,097
Other current assets	(551)	(2,172)
Other assets	(811)	2,373
Accounts payable	(1,113)	2,336
Accrued employee compensation	4,522	3,531
Accrued liabilities	(1,350)	1,966
Current income taxes	(50)	(491)
Deferred revenue	7,505	(2,716)
Other current and noncurrent liabilities	(1,197)	(8,899)

Net cash flows from operating activities	3,520	16,601

Cash flows from investing activities:
Purchases of property and equipment	(1,227)	(575)
Purchases of software and distribution rights	(1,163)	(494)
Alliance technical enablement expenditures	(1,348)	(1,887)
Other	—	1,000

Net cash flows from investing activities	(3,738)	(1,956)

Cash flows from financing activities:
Proceeds from issuance of common stock	280	314
Proceeds from exercises of stock options	736	35
Excess tax benefit of stock options exercised	37	7
Purchases of common stock	(12,667)	(15,000)
Payments on debt and capital leases	(391)	(358)

Net cash flows from financing activities	(12,005)	(15,002)

Effect of exchange rate fluctuations on cash	(566)	5,260

Net increase in cash and cash equivalents	(12,789)	4,903
Cash and cash equivalents, beginning of period	130,546	109,500

Cash and cash equivalents, end of period	$117,757	$114,403